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                       PERCEPTRON, INC. AND SUBSIDIARIES
          EXHIBIT 11, STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS




                                                                    Earnings Per Share             Earnings Per Share
                                                                 Three Months Ended June 30,    Six Months Ended June 30,
                                                                 --------------------------     -------------------------
                                                                   1996            1995           1996           1995
                                                                 ----------      ----------     ----------     ----------
                                                                (as restated)                  (as restated)
A.   Net Income                                                  $  588,000      $1,914,000     $1,516,000     $2,647,000
                                                                 ----------      ----------     ----------     ----------

     Weighted average number of common shares outstanding         6,891,308       6,470,558      6,823,955      6,460,952

     Effect of the issuance of stock options and assumed
        exercise of stock options at prices which are lower
        than the average market price of the common shares
        during the period, using the treasury stock method          785,960         655,581        759,292        640,488

B.   Weighted average number of common shares and common
        equivalent shares for primary earnings per share         ----------      ----------     ----------     ----------
                                                                  7,677,268       7,126,139      7,583,247      7,101,440
                                                                 ----------      ----------     ----------     ----------
     Weighted average number of common shares outstanding         6,891,308       6,470,558      6,823,955      6,460,952

     Effect of the issuance of stock options and assumed
        exercised of stock options at prices which are lower
        than the market price of the common shares at the
        end of the period, using the treasury stock method          825,855         724,515        869,909        720,945

C.   Weighted average number of common shares and common
        equivalent shares for fully diluted earnings per share    7,717,163       7,195,073      7,693,864      7,181,897
                                                                 ----------      ----------     ----------     ----------

     Primary earnings per share (A/B)                            $      .08      $      .27     $      .20     $      .37
                                                                 ==========      ==========     ==========     ==========

     Fully diluted earnings per share (A/C)                      $      .08      $      .27     $      .20     $      .37
                                                                 ==========      ==========     ==========     ==========



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